Exhibit 10.1

FIRST AMENDMENT TO THE

EMPLOYMENT AGREEMENT OF GEOFF RACE

This FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT OF GEOFF RACE (the “Amendment”) is entered into this 11th day of October 2021 (the “Effective Date”), by and between GEOFF RACE (the “Employee”) and Mind-NRG SARL (the “Company”).

RECITALS

A. The Company and the Employee have entered into that certain Employment Agreement effective August 1, 2016 (the “Employment Agreement”); and

B. In light of the desire of the Company to continue the employment of Employee, and the desire of both the Company and the Employee to amend the Employment Agreement as provided in this Amendment,

AGREEMENT

The parties agree to the following:

1.    Amendment to Section 2(a). Section 2(a) of the Employment Agreement is hereby and replaced in its entirety as follows:

“The Employee is employed in the function as President of the Company and its parent, Minerva Neurosciences, Inc. (“the Parent”).”

2.    Amendment to Section 2(b). The third paragraph of Section 2(b) of the Employment Agreement is hereby and replaced in its entirety as follows:

“The Employee will report to the Company’s Chief Executive Officer (“CEO”), and shall perform such duties consistent with his position as President of the Company and President of the Parent and as may reasonably be assigned to him by the CEO and/or the Board of Directors of the Company and/or of the Parent (the “Board”).”

3.    Amendment to Section 4(a). Section 4(a) of the Employment Agreement is hereby and replaced in its entirety as follows:

“The Employee shall receive an annual base salary of USD 442,293 gross (the “Base Salary”), payable in twelve monthly instalments at the end of each month (in accordance with the Company’s normal payroll practice), plus any mandatory contributions for family and children allowances.

The Base Salary will be subject to review by the Company annually on the anniversary of the Employee’s Commencement Date. There is no obligation to award an increase nor any entitlement to reduce the Base Salary.”

4.    The Company and the Employee further agree that this Amendment does not constitute a termination pursuant Section 8 of the Employment Agreement, or otherwise constitute any trigger for the Company’s payment of any Payment in Lieu or Garden Leave pursuant to Section 8 of the Employment Agreement.

5.    The Employee will continue to abide by Company rules and policies. Employee acknowledges and agrees to continue to comply with the covenants in the Employment Agreement, including but not limited to the provision of Section 11 (Intellectual Property Rights), 12 (Data Protection and Privacy), 13 (Confidentiality), and 14 (Non-Competition and Non-Solicitation).

6.    The Employee will continue to be eligible for the retention program benefits described in the letter to Employee dated October 13, 2020, as amended and supplemented by the supplemental retention program benefits described in the letter to Employee dated April 27, 2021.

7.    Except as modified or amended in this Amendment, no other term or provision of the Employment Agreement or the Award is amended or modified in any respect. The Employment Agreement, along with this Amendment, sets forth the entire understanding between the parties with regard to the subject matter hereof and supersedes any prior oral discussions or written communications and agreements. This Amendment cannot be modified or amended except in writing signed by the Employee and an authorized officer of the Company.

[Signature page follows]

The parties have executed this FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT OF GEOFF RACE on the day and year first written above.

Mind-NRG SARL
/s/ Remy Luthringer
Name:	Remy Luthringer
Title:	President

EMPLOYEE

/s/ Geoff Race
Geoff Race